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     Exhibit 11 - Computation of per share earnings

                                             Three Months Ended
                                                  April 30
                                              1996        1995

     Earnings per Common & Common Equivalent Share:

     Net Earnings                           $47,062     $58,926

     Weighted Average Shares
          Outstanding                       161,064     159,734
     Dilutive Effect of Common
          Stock Equivalents                      76          81
     Weighted Average Shares,
          as Adjusted                       161,140     159,815

     Earnings per Common &
          Common Equivalent Share             $.29        $.37

     Earnings per Common Share - Assuming Full Dilution:

     Net Earnings                           $47,062     $58,926
     Interest (After Taxes) on
          Convertible Debt                    1,906       1,882
     Net Earnings, as Adjusted              $48,968     $60,808

     Weighted Average Shares
          Outstanding                       161,064     159,734
     Dilutive Effect of Common
          Stock Equivalents                      76          81
     Shares Added if All Debt
          Converted                          10,897      10,898
     Weighted Average Shares,
          as Adjusted                       172,037     170,713

     Earnings per Common Share
          - Assuming Full Dilution            $.28        $.36